SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


       Date of Report (Date of earliest event reported): October 15, 2002
                                                         ----------------

                    WINDSOR WOODMONT BLACK HAWK RESORT CORP.
                    ----------------------------------------
             (Exact name of registrant as specified in its charter)


        Colorado                        0-31737                  75-2740870
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(State or other jurisdiction     (Commission File Number)       (IRS Employer
 of incorporation)                                           Identification No.)


                                 111 Richman St.
                           Black Hawk, Colorado 80422
                           --------------------------
               (Address of principal executive offices) (Zip Code)


        Registrant's telephone number, including area code: 303-582-3600
                                                            ------------

                                 Not Applicable
                                 --------------
         (Former name or former address, if changed since last report.)




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ITEM 5.  OTHER EVENTS.
---------------------

     Windsor Woodmont Black Hawk Resort Corp. (the "Corporation") failed to make the interest payments initially due on September 15, 2002, that it had elected to defer until October 15, 2002, under its $100 million principal amount 13% First Mortgage Notes due 2005 (the "Notes") and its $7.5 million principal amount 15.5% Second Mortgage Notes due 2010 (the "Second Mortgage Notes. Under the terms of the applicable agreements the Corporation's obligation to make the September 15, 2002, interest payments was deferred until October 15, 2002, because the failure to pay an installment of interest did not become an event of default until after 30 days. The Corporation's failure to pay the interest on the Notes and the Second Mortgage Notes when due constituted an "Event of Default" under the applicable agreements. As of the date of this report, the Corporation has not received a notice of default from the holders of the Notes or the Second Mortgage Notes accelerating the due date for repayment of principal and interest. Management believes that retention of the cash that would otherwise have been expended to make the interest payments (in whole or in part) is in the best interest of the Corporation.


     The Corporation is currently reviewing potential restructuring and strategic options with its legal counsel Irell & Manella LLP and its financial advisor Alvarez & Marsal, Inc. Further, negotiations with the Corporation's noteholders are ongoing with respect to a voluntary restructuring of the payment terms of its debt instruments.





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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



Date: October 16, 2002                 WINDSOR WOODMONT BLACK HAWK RESORT CORP.



                                       By: /s/  Michael L. Armstrong
                                          --------------------------------------
                                          Michael L. Armstrong,
                                          Executive Vice President,
                                          Chief Financial Officer, Treasurer
                                          and Assistant Secretary






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